SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No.___)(1)


                           Nutraceutix, Inc. ("NUTX")
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    67060V107
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                                 (CUSIP Number)


                               September 25, 1998
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             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_| Rule 13d-1(b)

      |X| Rule 13d-1(c)

      |_| Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 Pages

CUSIP No. 67060V107                    13G                     Page 2 of 4 Pages

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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Consolidated Nutrition, L.C.
      47-0782111
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          a. |_|
      N/A                                                                 b. |_|
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Iowa
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                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               0
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             1,920,000*
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,920,000*
                        --------------------------------------------------------

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,920,000*
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.44%*
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12    TYPE OF REPORTING PERSON*

      OO (limited liability company)
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                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67060V107                   13G                      Page 3 of 4 Pages

Item 1(a) Name of Issuer:

          Nutraceutix, Inc.
          ----------------------------------------------------------------------

Item 1(b) Address of Issuer's Principal Executive Offices:

          8840 154th Avenue NE
          Redmond,  WA  98052-3864
          ----------------------------------------------------------------------

Item 2(a) Name of Person Filing:

          Consolidated Nutrition, L.C.
          ----------------------------------------------------------------------

Item 2(b) Address of Principal Business Office or, if None, Residence:

          12700 West Dodge Road
          Omaha,  NE  68154-6103
          ----------------------------------------------------------------------

Item 2(c) Citizenship:

          Iowa
          ----------------------------------------------------------------------

Item 2(d) Title of Class of Securities:

          Common Stock
          ----------------------------------------------------------------------

Item 2(e) CUSIP Number:

          67060V107
          ----------------------------------------------------------------------

Item 3    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

          (e) [ ] An investment adviser in accordance with Rule
          13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to rule 13d-1(c),
          check this box.                                           |X|
          ----------------------------------------------------------------------

Item 4    Ownership.

                (a) Amount beneficially owned: 1,920,000*

                (b) Percent of class: 11.44%*

                (c) Number of shares as to which the person has:.

                (i) Sole power to vote or to direct the vote ________.

                (ii) Shared power to vote or to direct the vote 1,920,000*

                (iii) Sole power to dispose or to direct the disposition of
                ______.

                (iv) Shared power to dispose or to direct the disposition of 1,920,000*
          ----------------------------------------------------------------------

CUSIP No. 67060V107                   13G                      Page 4 of 4 Pages

Item 5    Ownership of Five Percent or Less of a Class.


          ----------------------------------------------------------------------

Item 6    Ownership of More than Five Percent on Behalf of Another Person.

          *Consolidated Nutrition, L.C. disclaims beneficial ownership of the shares, all of which should be held in the name of, and will be transferred to, Premier Agri Technologies Inc., a Delaware corporation and a wholly owned subsidiary of Archer-Daniels-Midland Company, a Delaware Corporation ("ADM"). Consolidated Nutrition, L.C. is 50% owned by ADM.
          ----------------------------------------------------------------------

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


          ----------------------------------------------------------------------

Item 8    Identification and Classification of Members of the Group.


          ----------------------------------------------------------------------

Item 9    Notice of Dissolution of Group.


          ----------------------------------------------------------------------

Item 10   Certifications.

               By signing below, I certify that, to the best of my knowledge and belief, the secuirites referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
          ----------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   October 5, 1998
                                       ----------------------------------------

                                       /s/ James W. Lindsay
                                       ----------------------------------------
                                                     (Signature)

                                       James W. Lindsay, Chairman and President
                                       ----------------------------------------
                                                     (Name and Title)